                                  Exhibit 21

EXHIBIT 21 - SUBSIDIARIES


     The following is a list of all subsidiaries of the Company, all of which are wholly owned:




                                     Jurisdiction     Ownership
Name of Subsidiary                 of Incorporation  Percentage
------------------                 ----------------  ----------

Beepers Plus of Nashville, Inc.       Tennessee          100%

Beepers Plus of Memphis, Inc.         Tennessee          100%

Pager Airlines, Inc.                  Delaware           100%

Teletouch Licenses, Inc.              Delaware           100%

laPageco, Inc.                        Louisiana          100%

AACS, Inc.                            Texas              100%

